UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

CIRCLE ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 838-3100

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As previously reported, on December 27, 2013, CEN Holdings, Inc. (“CEN Holdings”), an entity controlled by Paul C. Kanavos, the Company’s Chief Executive Officer, Robert F.X. Sillerman, and Brett Torino, each a greater than 10% stockholder of Circle Entertainment Inc. (the “Company”), delivered a letter to the independent members of the Board of Directors of the Company in which CEN Holdings expressed its intent to acquire all of the Common Stock of the Company that they do not beneficially own for a purchase price of $0.03 per share pursuant to a short-form merger and related transactions (the “Proposal”).

On December 31, 2014, CEN Holdings delivered a letter (the “Letter”) to the independent members of the Board of Directors of the Company withdrawing the Proposal.

In addition to the Proposal (prior to being withdrawn), the Board has been evaluating a liquidation or dissolution of the Company because it does not currently generate any revenue from its location-based entertainment line of business, which requires significant capital and financing, and it does not have any definitive funding commitments in place (or the ability to complete equity and/or debt financings) to fund short-term or long-term liquidity needs, including making cash capital contributions to the Orlando, Florida project in which the Company has a minority ownership interest to fund the project’s development costs in excess of those budgeted therefor.  Thus far, the development costs for the Orlando, Florida project have significantly exceeded the budgeted costs therefor and, as a result, the Company is required to fund its ratable portion of such excess costs in order to maintain its minority ownership interest in the Orlando, Florida project.  The Company is not able to fund its ratable portion of these excess costs and unless it does so, its minority ownership interest in the Orlando, Florida project will be significantly diluted in terms of ownership and value.

The foregoing description of the Letter is not complete and is qualified in its entirety by the full text of the Letter, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Letter from CEN Holdings, Inc. to the independent members of the Board of Directors of Circle Entertainment Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCLE ENTERTAINMENT INC.

DATE: January 6, 2015	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President, General Counsel and Secretary